FlexiInternational Software Announces Profit for Fourth Quarter and Full Year 2003

License Revenue Increased by 125% for the Full Year

SHELTON, CT -- 01/30/2004 -- FlexiInternational Software, Inc. ("Flexi") (OTC BB: FLXI), a leading designer, developer and marketer of Internet based financial and accounting software and services, today announced its results for the fourth quarter and year ended December 31, 2003.

Financial Results

For the fourth quarter 2003, revenues were $1.6 million compared to revenues of $1.6 million for the fourth quarter 2002. Net income for the fourth quarter 2003 was $286,000 or $0.02 per share, compared to $345,000 or $0.02 per share for the corresponding period of 2002. Net income for the respective fourth quarters ended December 31, 2003 and 2002 includes income tax benefits in the net amounts of $160,000 and $330,000 arising from the reversal of allowances to deferred tax assets which resulted from net operating losses generated in prior years.

Fourth quarter software license revenue increased 55% from the comparable period last year. For the year ended 2003, license revenue increased 125% to $1.9 million from $839,000 in 2002.

For the year ended December 31, 2003, the Company reported revenues of $6.8 million compared with revenues of $7.5 million for 2002. Net income for 2003 was $825,000 or $0.05 per share, compared to net income of $1.2 million or $0.07 per share for 2002. Net income for the respective years ended December 31, 2003 and 2002 includes income tax benefits in the net amounts of $160,000 and $330,000 arising from the reversal of allowances to deferred tax assets which resulted from net operating losses generated in prior years.

Comments from Management

"We are pleased to report profitability for the entire year of 2003 as well the fourth quarter of 2003, our ninth consecutive quarter of profitability. Equally important, we increased our license revenue by 125% for the full year in 2003 compared to the full year 2002. This increase is due to the increased revenue of our partners as well as signing new partners and expanding relationships with existing partners. Our partner in the healthcare industry, McKesson, was given the prestigious 'Best in KLAS' award as the best financial software in the industry for 2003. This award demonstrates McKesson's leadership in providing business solutions to its clients and Flexi's continued strength and leadership of our financial software solution. We will continue to focus on enhancing our products for our clients in 2004 with remote office and portal capabilities. We expect to sign additional partners in different industries and grow our partner revenue in 2004," said Stefan R. Bothe, Chairman and Chief Executive Officer of FlexiInternational Software, Inc.

Conference Call Details

Flexi will hold a conference call at 11:00 AM ET on Wednesday, February 4, 2004, with Stefan R. Bothe to discuss details regarding the company's performance for the quarter and other forward-looking information. Contact Investor Relations at 239-949-1700 x119 for conference details and registration.

About FlexiInternational Software

FlexiInternational Software, Inc., headquartered in Shelton, CT, with operations in the US and UK, is a leading provider of financial and accounting software and services. The Flexi Financial Enterprise Suite consists of a full range of accounting solutions, financial management and data warehouse applications that offer efficient processing and analysis of enterprise financial data for middle market and large companies. Flexi's products are sold directly and distributed through strategic OEM relationships, as well as various partnerships across the globe. Flexi has also formed several BPO partnership relationships which utilize the suite of Flexi solutions in performing business process outsourcing services. Additional information is available at http://www.flexi.com/.

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statement of historical fact may be deemed to be forward-looking statements. Without limitation, the words "anticipated," "expected" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new products, and general economic and industry conditions, as well as other risks included in the Company's reports as filed with the Securities and Exchange Commission. FlexiInternational Software, Inc. assumes no obligation to update the information contained in this press release.

                    FlexiInternational Software, Inc. and Subsidiary
                            Consolidated Statements of Income
                         (in thousands, except per share amounts)
                                        (unaudited)

                               Three months ended        Year ended
                                  December 31,           December 31,
                                 2003       2002        2003        2002
                                 ----       ----        ----        ----
Revenues:
   Software license           $   318     $   205     $ 1,889    $   839
   Service and maintenance      1,283       1,397       4,581      6,119
   Other operating revenue                                357        500
                              -------     -------     -------    -------
       Total revenues           1,601       1,602       6,827      7,458
                              -------     -------     -------    -------

Cost of revenues:
   Software license                 6          10          57        155
   Service and maintenance        403         412       1,556      1,953
   Other operating revenue                                272
                              -------     -------     -------    -------
      Total cost of revenues      409         422       1,885      2,108
                              -------     -------     -------    -------

Gross profit                    1,192       1,180       4,942      5,350
                              -------     -------     -------    -------

Operating expenses:
   Sales and marketing            451         453       1,604      1,591
   Product development            292         315       1,322      1,439
   General and administrative     272         395       1,279      1,379
                              -------     -------     -------    -------
     Total operating expenses   1,015       1,163       4,205      4,409
                              -------     -------     -------    -------

Operating income                  177          17         737        941

Net interest expense               51           2          72         27
                              -------     -------     -------    -------

Income before income taxes        126          15         665        914
Provision for income taxes       (160)       (330)       (160)      (330)
                              -------     -------     -------    -------
Net income                    $   286     $   345     $   825    $ 1,244
                              =======     =======     =======    =======

Basic net income per share        .02         .02         .05        .07
                              =======     =======     =======    =======
Weighted average common
 shares outstanding            17,784      17,784      17,784     17,784
                              =======     =======     =======    =======

Diluted net income per share      .02         .02         .05        .07
                              =======     =======     =======    =======
Weighted average common
 shares outstanding            17,784      17,784      17,784     17,784
                              =======     =======     =======    =======

                    FlexiInternational Software, Inc. and Subsidiary
                              Consolidated Balance Sheets
                                     (in thousands)

                                         December 31,        December 31,
                                            2003                2002
                                         (unaudited)         (audited)

     Assets

Current assets:
  Cash and cash equivalents               $    825           $    892
  Interest bearing deposits                    287                 37
  Accounts receivable, net of
   allowance for doubtful accounts           1,001              1,034
  Prepaid expenses and other
   current assets                              161                219
                                          --------           --------
     Total current assets                    2,274              2,182

Property and equipment at cost,
 net of accumulated depreciation               243                295
Other assets                                   541                664
                                          --------           --------

 Total assets                             $  3,058           $  3,141
                                          ========           ========

  Liabilities and stockholders' deficit

Current liabilities:
  Accounts payable and accrued expenses   $    674           $    916
  Current portion of long-term
   liabilities                                 300                611
  Deferred revenues                          2,381              2,480
                                          --------           --------
   Total current liabilities                 3,355              4,007

Long-term liabilities
 (net of current portion)                      570                811
                                          --------           --------
   Total liabilities                         3,925              4,818
                                          --------           --------

Stockholders' deficit:
Common stock: $.01 par value;
 50,000,000 shares authorized;
 issued and outstanding shares
 - 17,784,185                                  178                178
 Additional paid-in capital                 56,117             56,117
 Accumulated deficit                       (57,409)           (58,233)
 Other accumulated comprehensive income        247                261
                                          --------           --------
   Total stockholders' deficit                (867)            (1,677)
                                          --------           --------

   Total liabilities and stockholders'
    deficit                               $  3,058           $  3,141
                                          ========           ========

Contact:
FlexiInternational Software, Inc.
Gina L. Natalino
Investor Relations
(239) 949-1700
www.flexi.com